Exhibit 99.2

Oceaneering Declares Quarterly Dividend

July 24, 2013 - Houston, Texas - Oceaneering International, Inc. (NYSE:OII) announced today that its Board of Directors declared a regular quarterly dividend of $0.22 per common share. The dividend is payable September 20, 2013 to shareholders of record at the close of business on August 30, 2013.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations,
Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670;
E-Mail investorrelations@oceaneering.com.